Exhibit 10.7


                                UNSI Corporation
                       c/o Forstmann-Leff Associates, Inc.
                               55 East 52nd Street
                            New York, New York 10055




                                  June 27, 1996



Mr. Peter A. Lusk
447 East 57th Street
New York, New York 10022

Dear Mr. Lusk:

                  Pursuant to the Note Purchase Agreement dated March 21, 1996 (the "Agreement") between Live Picture, Inc., a California corporation ("Live Picture"), and UNSI Corporation, a Delaware corporation ("UNSI"), UNSI purchased Live Picture's $350,000 principal amount convertible promissory note dated March 21, 1996 (the "Note") and warrants (the "Warrants") to acquire capital stock of Live Picture. Live Picture is currently conducting a private placement offering of shares of its Series C Preferred Stock (the "Preferred Stock") at a price of $2.00 per share. In accordance with the Agreement, UNSI has decided to exercise its rights to exchange and/or convert the Note's principal and accrued interest for shares of Live Picture's Preferred Stock (the "Securities") at the rate of $1.80 per share. To ensure liquidity of its position in the Securities, you hereby grant UNSI an option to sell the Securities to you in consideration for having the option to purchase the Securities from UNSI on the terms and conditions set forth herein.

                  1. UNSI shall have the right to sell to you, and you shall have the right to purchase from UNSI, at any time after the date hereof and prior to July 1, 1998, some or all of the Securities at the purchase prices per share set forth below. During the period commencing the date hereof through December 31, 1996, your purchase price to purchase the Securities from UNSI shall equal $2.00 per share (subject to adjustment in the event of a stock dividend, stock split, recombination or like occurrence) and for each successive six month period thereafter (through June 30, 1998), such purchase price shall increase an additional $.20 per share (subject to adjustment in the event of a stock dividend, stock split, recombination or like occurrence). During the period commencing the date hereof through June 30,


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Mr. Peter A. Lusk
June 27, 1996
Page 2


1998, UNSI shall be entitled to sell you the Securities at a purchase price equal to $1.80 per share (subject to adjustment in the event of a stock dividend, stock split, recombination or like occurrence). The foregoing rights shall be exercised by a written notice and the closing of any purchase or sale pursuant to either party's exercise of its respective options shall occur as promptly as practicable, and in any event within fifteen (15) business days after the date such notice is delivered.

                  2. All notices, requests and demands are to be given or made to the parties at the addresses set forth above or to such other address as either party may designate by notice in accordance with the provisions of this paragraph and shall be deemed on the date notice is sent by certified mail, hand delivery or facsimile telecopy. This agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be enforced in such state.

                  Kindly acknowledge your agreement to the foregoing by signing your name where indicated below.


                                          UNSI Corporation


                                          By: /s/Kenneth L. Dowd
                                              Kenneth L. Dowd, Jr., President



/s/ Peter A. Lusk
    Peter A. Lusk

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